EXHIBIT 10.2


                                 March 2, 2000


PRIVATE AND CONFIDENTIAL

Hollinger International, Inc.
Suite 740
401 North Wabash Avenue
Chicago, IL 60511

     Attention:  Mr. David Radler, Deputy Chairman, President and Chief
                 Operating Officer

Dear Mr. Radler:

     Re:  Bidhit.com Inc. ("Bidhit") and Hollinger International Inc.
     ("Hollinger")

     This letter sets forth the terms and conditions of the agreement and understandings between Hollinger and Bidhit. This letter is supplemental to the existing agreement between Bidhit and Hollinger dated November 15, 1999 (the "November 15 Agreement").

     1. RECITALS. This agreement is made with reference to the following material facts:

        (a) Hollinger and Bidhit wish to expand their marketing relationship.

        (b) Bidhit wishes to avail itself of Hollinger's continued advice and counsel on an as-needed basis.

        (c) Hollinger and Bidhit wish to expand their relationship through an increased investment and increased advertising.

        (d) Hollinger and Bidhit may expand their relationship on such terms and conditions and under such circumstances as the parties may mutually agree upon in the future.

     2. ADVISORY SERVICES. Hollinger shall extend the advisory and consulting services to Bidhit relating to most appropriate use of Hollinger print and online properties as advertising and promotional vehicles for Bidhit until January 1, 2002. No specific time requirements on Hollinger are imposed and such services may be by telephone. The extended services referred to in this paragraph are an extension of the services being provided under the November 15 Agreement.

     3. BIDHIT OBLIGATIONS. In consideration of Hollinger extending its consulting relationship with Bidhit, Bidhit agrees to issue Hollinger 100,000 common shares of Bidhit for cash at $3.00 per share upon execution of a subscription agreement by Hollinger and approval by resolution of the Bidhit Board of Directors.

     4. ADVERTISING. Hollinger agrees to provide Bidhit with U.S. $2,100,000 in advertising media availabilities in Hollinger print and online media. This media will be made available to Bidhit or through Bidhit's advertising agency or media buyer on an as-ordered basis for a period of three (3) years from the date of the execution of this agreement at the 10,000 line rate net of commission in effect on the dates that such advertising is published. Bidhit will advise Hollinger of the publications that Bidhit wishes to advertise in and will otherwise follow all content and submission deadline requirements prescribed by Hollinger's normal advertising policies. Online advertising will be priced at the rate card at the then available rate for banner advertising at the applicable web sites.

     5. CONSIDERATION FOR ADVERTISING. Bidhit agrees to issue and Hollinger agrees to accept 600,000 shares of Bidhit common stock valued at $3.50 per share as full payment in advance for the contracted advertising in Hollinger publications. The shares will be issued to Hollinger within ten (10) business days of the execution of this agreement.

     6. USE OF CONTENT AND PILOT PROJECT. In addition to advertising, Hollinger agrees to provide Bidhit with non-exclusive use of content in Hollinger publications for a one (1) year period beginning as of the date of execution of this agreement. Further, Bidhit and Hollinger agree to consider, as a pilot project, a co-branded auction site linked between the CHICAGO SUN TIMES and Bidhit's web site. If successful, the pilot project will be expanded to include further Hollinger publications deemed appropriate between Hollinger and Bidhit. It is further understood that Hollinger and Bidhit will agree, at a later date, on a revenue sharing/compensation model from the co-branded auction site. It is the intention of both parties to resolve the pilot project by the 3rd quarter of 2000. Bidhit will issue Hollinger 300,000 common shares at a deemed price of $3.50 per share in consideration for both the non-exclusive use of content and the pilot project. The shares will be issued to Hollinger within ten (10) business days of the execution of this agreement. For purposes hereof, "content" shall be defined as those articles, graphics and other materials contained in Hollinger publications mutually agreed upon by Bidhit and Hollinger and which Hollinger has the right to let third parties publish without having to obtain the consent of or make any payment to any author or other party. Hollinger may terminate its obligation to provide such content upon sixty (60) days notice to Bidhit, in which event Hollinger shall promptly rebate a proportion of the 300,000 Bidhit shares as of the date of termination.

     7. BINDING AGREEMENT. This letter constitutes a binding agreement between Bidhit and Hollinger. It shall enure to the benefit of and be binding upon the parties and their successors and assigns.

     8. ENTIRE AGREEMENT. This letter and the November 15 Agreement constitute the entire agreement of the parties with respect to its subject matter and supersede all previous communications and agreements whether oral or written between the parties. No amendment to this agreement shall be valid unless it is evidenced by a writing executed by both parties. This agreement may be executed in counterpart and/or by facsimile.

     9. NOTICE. All notices, requests, demands and other communications shall be in writing and shall be deemed to have been given if delivered by hand or faxed as follows:

        To Bidhit.com:    Suite 204
                          18702 North Creek Parkway
                          Bothell, WA  98011
                          Facsimile: (425) 424-3661

                          and

                          Suite 2500, 1177 West Hastings Street
                          Vancouver, B.C.
                          V6E 2K3
                          Facsimile: (604) 687-0554

        To Hollinger:     Suite 740, 401 North Wabash Avenue
                          Chicago, IL 60611
                          Facsimile: (312) 321-6426

     10. All such advertising media availabilities will be subject from time to time to the then existing Hollinger contractual obligations.

     IN WITNESS WHEREOF, the parties have executed this Agreement, consisting of three (3) pages as of the 2nd day of March, 2000.

Bidhit.com, Inc.                         Hollinger International, Inc.

Per: /s/ Timothy J. Black                Per: /s/ David Radler
------------------------------           --------------------------------------
         Timothy J. Black                               David Radler
         President & CEO                      Deputy Chairman, President & COO